Exhibit 99.1

Kelly Completes Sale of European Staffing Business to Gi Group Holdings S.P.A.

•	Sharpens its focus on higher margin, higher growth global managed service provider (MSP) and recruitment process outsourcing (RPO), and North American specialty outcome-based and staffing services

•	Accelerates transformation to deliver significantly improved net margin

•	Cash proceeds to be redeployed in pursuit of growth through organic and inorganic investments

TROY, Mich., (January 03, 2024) – Kelly (Nasdaq: KELYA, KELYB), a leading global specialty talent solutions provider, today announced it has completed the sale of its European staffing business to Gi Group Holdings S.P.A. (“Gi”). Kelly previously announced on November 2, 2023, that it had entered into a definitive agreement to sell the business to Gi.

“Today is a significant milestone in Kelly’s journey to become a more focused enterprise positioned to accelerate profitable growth,” said Peter Quigley, president and chief executive officer. “By further streamlining the company’s operating model to focus on higher margin, higher growth business and unlocking significant capital, we have greater flexibility and capacity to invest where we can compete and win over the long term.”

Kelly received cash proceeds of €100 million upon closing the transaction. Additional proceeds from an earnout provision based on a multiple of an adjusted 2023 EBITDA measure would be payable in the second quarter of 2024 if achieved.

With the sale of Kelly’s European staffing business, the company’s operating model comprises four reportable segments focused on global MSP and RPO solutions, and North American specialty outcome-based and staffing services. The segments include Professional & Industrial; Science, Engineering & Technology; Education; and Outsourcing & Consulting Group. The company retains its MSP, RPO, and functional service provider business, maintaining a global capability in these businesses in the North America, Asia Pacific, and Europe, Middle East, and Africa regions.

The sale also accelerates the company’s efforts to significantly improve its EBITDA margin through its ongoing business transformation initiative, contributing approximately 30 basis points of favorable impact on a pro forma, full year 2023 basis. By combining this impact with the benefit of a full year of expected transformation-related savings and current top-line expectations, the company would expect to achieve a normalized, adjusted EBITDA margin in the range of 3.3% to 3.5%.

DLA Piper served as legal counsel to Kelly.

About Kelly®

Kelly Services, Inc. (Nasdaq: KELYA, KELYB) helps companies recruit and manage skilled workers and helps job seekers find great work. Since inventing the staffing industry in 1946, we have become experts in the many industries and local and global markets we serve. With a network of suppliers and partners around the world, we connect more than 450,000 people with work every year. Our suite of outsourcing and consulting services ensures companies have the people they need, when and where they are needed most. Headquartered in Troy, Michigan, we empower businesses and individuals to access limitless opportunities in industries such as science, engineering, technology, education, manufacturing, retail, finance, and energy. Revenue in 2022 was $5.0 billion. Learn more at kellyservices.com.

Forward-Looking Statements

This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about Kelly’s financial expectations, are forward-looking statements. Factors that could cause actual results to differ materially from those contained in this release include, but are not limited to, (i) changing market and economic conditions, (ii) disruption in the labor market and weakened demand for human capital resulting from technological advances, loss of large corporate customers and government contractor requirements, (iii) the impact of laws and regulations (including federal, state and international tax laws), (iv) unexpected changes in claim trends on workers’ compensation, unemployment, disability and medical benefit plans, (v) litigation and other legal liabilities (including tax liabilities) in excess of our estimates, (vi) our ability to achieve our business’s anticipated growth strategies, (vi) our future business development, results of operations and financial condition, (vii) damage to our brands, (viii) dependency on third parties for the execution of critical functions, (ix) conducting business in foreign countries, including foreign currency fluctuations, (x) availability of temporary workers with appropriate skills required by customers, (xi) cyberattacks or other breaches of network or information technology security, and (xii) other risks, uncertainties and factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. All information provided in this press release is as of the date of this press release and we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

KLYA-FIN

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ANALYST CONTACT:	MEDIA CONTACT:

Scott Thomas	Jane Stehney

(248) 251-7264	(248) 765-6864

scott.thomas@kellyservices.com	stehnja@kellyservices.com